Exhibit 4.3

THIRD AMENDMENT

THIRD AMENDMENT (this “Amendment”), dated as of January 29, 2007, to the Credit Agreement, dated as of April 7, 2004 (as amended, supplemented, waived or otherwise modified prior to the date hereof, the “Credit Agreement”), among VWR INTERNATIONAL, INC. (as successor in interest to CDRV Acquisition Corporation) (the “Parent Borrower”), the Foreign Subsidiary Borrowers from time to time parties to the Credit Agreement, the lenders from time to time party to the Credit Agreement (each a “Lender” and, collectively, the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”), CITICORP NORTH AMERICA, INC., as Syndication Agent, and BANK OF AMERICA, N.A., BNP PARIBAS and BARCLAYS BANK PLC, as Documentation Agents.  Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement referred to below are used herein as therein defined.

WI T N E S S E T H :

WHEREAS, the Parent Borrower, the Lenders and the Administrative Agent have entered into the Credit Agreement; and

WHEREAS, subject to the terms and conditions set forth below, the parties hereto wish to amend certain provisions of the Credit Agreement as provided herein;

NOW, THEREFORE, it is agreed;

A.                                   Amendments to the Credit Agreement

1.             The definition of “Reinvested Amount” appearing in Section 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Reinvested Amount”:  with respect to any Asset Sale permitted by subsection 8.6(i) or Recovery Event, that portion of the Net Cash Proceeds thereof (which portion shall not exceed, with respect to any Asset Sale occurring on or after the Closing Date (but not any Recovery Event), $35,000,000 minus the aggregate Reinvested Amounts with respect to all such Asset Sales on or after the Closing Date) as shall be reinvested in the business of the Parent Borrower and its Subsidiaries in a manner consistent with the requirements of subsection 8.17 and the other provisions hereof within 180 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event or, if such reinvestment is in a project authorized by the board of directors of the Parent Borrower that will take longer than such 180 days to complete, the period of time necessary to complete such project; provided that, for each Asset Sale with respect to which the Net Cash Proceeds exceed $10,000,000 and for each Recovery Event, a Responsible Officer of the Parent Borrower shall be required to deliver a certificate to the Administrative Agent within 30 days of such Asset Sale or Recovery Event; provided further, that (a) if any such certificate of a Responsible Officer required pursuant to the immediately preceding proviso is not delivered to the Administrative Agent (i) on the date of such Asset Sale with respect to which the Net Cash Proceeds exceed $10,000,000, or (ii) for any Recovery Event, any Net Cash Proceeds of such Asset Sale or Recovery Event shall be immediately (A) deposited in a cash collateral account established at DBAG to be held as collateral in favor of the Administrative Agent for the benefit of the Lenders on terms reasonably satisfactory to the Administrative Agent and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent or (B) used to make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a); provided further, that, notwithstanding anything in this Agreement to the contrary, the Parent Borrower may not request any Extension of Credit under the Revolving Credit Commitments that would reduce the aggregate amount of the Available Revolving Credit Commitments to an amount that is less than the amount of any such prepayment until such certificate of a Responsible Officer is delivered to the Administrative Agent and (b) any Net Cash Proceeds not so reinvested by the date required pursuant to the terms of this definition shall be utilized on such day to prepay the Loans pursuant to subsection 4.4(b).

2.             Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Available Amount”:  the sum, without duplication of

(a)           50% of the Available CNI Amount accrued during the period (treated as one accounting period) beginning on January 1, 2004 to the end of the most recent fiscal quarter for which consolidated financial statements of the Parent Borrower are available (or, in case such Available CNI Amount shall be a negative number, 100% of such negative number); plus

(b)           the aggregate Net Proceeds and the fair value (as determined in good faith by the board of directors of the Parent Borrower) of property or assets received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Reference Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock (as defined in the Senior Notes Indenture as in effect on the Reference Date)) after the Reference Date (other than Excluded Contributions) or (y) by the Parent Borrower or any Restricted Subsidiary from the issuance and sale by the Parent Borrower or any Restricted Subsidiary after the Reference Date of Indebtedness that shall have been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Parent Borrower, plus the amount of any cash and the fair value (as determined in good faith by the board of directors of the Parent Borrower) of any property or assets, received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange; minus

(c)           the sum of (i) the aggregate amount of dividends, payments and distributions made after the Reference Date pursuant to subsection 8.7(g) (for this purpose, determined as if said subsection had been in effect for all periods from and after the Reference Date) and (ii) the aggregate amount of Investments made after the Reference Date pursuant to subsection 8.9(r) (determined as if said subsection had been in effect for all periods from and after the Reference Date) and then outstanding.  For purposes of the foregoing and subsections 8.9(q) and 8.9(r), the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment;

provided, that to the extent that the amount of Investments outstanding at any time pursuant to subsection 8.9(r) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Available Amount pursuant to paragraph (a) above, such portion of such amount or value shall not be so included.

“Available CNI Amount”:  for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that there shall not be included in such Available CNI Amount:

(a)           any net income (loss) of any Person that is not a Restricted Subsidiary of the Parent Borrower, except that (i) subject to the limitations contained in clause (c) below, the Parent Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below) and (ii) the Parent Borrower’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its Restricted Subsidiaries in such Person;

(b)           any net income (loss) of any Restricted Subsidiary that is not a Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Existing Notes or under the Existing Note Indentures and (iii) restrictions in effect on the Reference Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Reference Date), except that (A) subject to the limitations contained in clause (c) below, the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Available CNI Amount up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

(c)           any gain or loss realized upon the sale or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the board of directors of the Parent Borrower);

(d)           any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Reference Date);

(e)           the cumulative effect of a change in accounting principles;

(f)            all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;

(g)           any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements);

(h)           any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(i)            any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; and

(j)            to the extent otherwise included in such Available CNI Amount, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary.

In the case of any unusual or nonrecurring gain, loss or charge not included in such Available CNI Amount pursuant to clause (d) above in any determination thereof, the Parent Borrower will deliver an officer’s certificate to the Administrative Agent promptly after the date on which such Available CNI Amount is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

“Available Excluded Contribution Amount”:  the aggregate amount of Excluded Contributions, minus the sum of (i) the aggregate amount of dividends, payments and distributions made after the Reference Date pursuant to subsection 8.7(h) (determined as if said subsection had been in effect for all periods from and after the Reference Date) and (ii) the aggregate amount of Investments made after the Reference Date pursuant to subsection 8.9(s) (determined as if said subsection had been in effect for all periods from and after the Reference Date) and then outstanding.

“Excluded Contribution”:  Net Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Reference Date or from the issuance or sale (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock (as defined in the Senior Notes Indenture as in effect on the Reference Date)) of the Parent Borrower, in each case to the extent designated as an Excluded Contribution by the Parent Borrower and not previously included in the calculation of Available CNI Amount for purposes of determining whether a dividend, payment or distribution may be made pursuant to subsection 8.7(g) or an Investment may be made pursuant to subsection 8.9(r).

“Fair Market Value”:  with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the board of directors of the Parent Borrower, whose determination will be conclusive.

“Investment Holdings”:  CDRV Investment Holdings Corporation, a Delaware corporation.

“Net Proceeds”:  with respect to any issuance or sale of any securities of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Reference Date”:  means April 7, 2004.

“Restricted Subsidiary”:  as such term is defined in the Senior Notes Indenture, as of the date hereof.

“Senior Notes Indenture”:  the Indenture governing the 6 7/8% Senior Notes due 2012, dated April 7, 2004, among the Parent Borrower, as Issuer, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee.

“Unrestricted Subsidiary”:  as such term is defined in the Senior Notes Indenture, as of the date hereof.

“Third Amendment”:  the Third Amendment to this Agreement, dated as of January 29, 2007, among the Parent Borrower, certain Lenders and the Administrative Agent.

“Third Amendment Effective Date”:  as defined in the Third Amendment.

3.             The definition of “Excess Cash Flow” in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “or (l)” contained in clause (g) thereof and by inserting in lieu thereof the phrase “(l), (q), (r) or (s)”.

4.             The definition of “GAAP” in Section 1.1 of the Credit Agreement is hereby amended by adding the following language after the words “in subsections 8.1, 8.2 and 8.8 and all defined terms relating thereto,”:

“and the defined term “Available CNI Amount””.

5.             For all periods from and after the Third Amendment Effective Date, the definition of “Applicable Margin” appearing in Section 1.1 of the Credit Agreement is hereby amended by deleting the percent “2.75%” appearing in clause (a) thereof and by inserting in lieu thereof the percent “2.25%”.

6.             Section 8.2 of the Credit Agreement is hereby amended by deleting the text “for working capital purposes” appearing in clause (k) thereof and inserting the text “for any corporate purposes” in lieu thereof.

7.             Section 8.2 of the Credit Agreement is hereby further amended by deleting the amount “$25,000,000” appearing in clause (r) thereof and inserting the amount “$35,000,000” in lieu thereof.

8.             Section 8.7 of the Credit Agreement is hereby amended by deleting existing clauses (a) through (c) thereof in their entirety and by inserting in lieu thereof the following new clauses:

“(a)         the Parent Borrower may pay cash dividends in an amount sufficient to allow Investors, Investment Holdings, Holding or Small FSHCo to pay expenses (other than taxes) incurred in the ordinary course of business; provided that, if Investors or Investment Holdings, as the case may be, shall own any material assets other than the Capital Stock of Holding or other assets relating to the ownership interest of such Person in Holding or Subsidiaries of Holding (which may include Capital Stock of a Subsidiary thereof that directly or indirectly owns Capital Stock of Holdings), such cash dividends with respect to such Person shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Person relating or allocable to its ownership interest in Holding and such other related assets; provided, further, that, if Holding shall own any material assets other than the Capital Stock of the Parent Borrower and Small FSHCo or other assets relating to the ownership interest of Holding in the Parent Borrower, Small FSHCo or Subsidiaries of the Parent Borrower, such cash dividends with respect to Holding shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by Holding relating or allocable to its ownership interest in the Parent Borrower, Small FSHCo and such other related assets;

(b)           the Parent Borrower may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by Investors, Investment Holdings, Holding or Small FSHCo in connection with (a) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (b) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (c) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor); provided that, in the case of sub-clause (a) above, if Investors or Investment Holdings, as the case may be, shall own any material assets other than the Capital Stock of Holding or other assets relating to the ownership interest of such Person in Holding or its Subsidiaries (which may include Capital Stock of a Subsidiary thereof that directly or indirectly owns Capital Stock of Holdings), such cash dividends with respect to such Person shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Person relating or allocable to its ownership interest in Holding and such other assets; provided, further, that, in the case of sub-clause (a) above, if Holding shall own any material assets other than the Capital Stock of the Parent Borrower and Small FSHCo or other assets relating to the ownership interest of Holding in the Parent Borrower or Subsidiaries of the Parent Borrower and Small FSHCo, such cash dividends with respect to Holding shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by Holding relating or allocable to its ownership interest in the Parent Borrower, Small FSHCo and such other related assets;

(c)           the Parent Borrower may pay, without duplication, (i) cash dividends to Holding in an amount equal to (x)(A) the taxes Holding is required to pay to any taxing authority and (B) the amounts due from Holding in accordance with the Tax Sharing Agreement, (y) the taxes Small FSHCo is required to pay to any taxing authority and (z) (A) the amount of taxes Investors or Investment Holdings, as the case may be, is required to pay to any taxing authority and (B) the amounts due from such Person in accordance with the Tax Sharing Agreement (provided that, if Investors or Investment Holdings, as the case may be, shall own any material asset other than the Capital Stock of Holding (or other assets relating to the ownership interest of such Person in Holding or Subsidiaries of Holding, which may include Capital Stock of a Subsidiary thereof that directly or indirectly owns Capital Stock of Holdings), taxes calculated under clause (z)(A) above, other than taxes relating to its being incorporated or having Capital Stock outstanding, shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such taxes (for this purpose, giving effect to payments in respect of taxes received by such Person under preceding clause (z)(B) and/or following clause (ii)) and provided, further, that, if Holding shall own any material asset other than the Capital Stock of the Parent Borrower and Small FSHCo (or other assets relating to the ownership interest of Holding in Parent Borrower or Subsidiaries of the Parent Borrower), taxes calculated under clause (x)(A) above, other than taxes relating to its being incorporated or having Capital Stock outstanding, shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such taxes (for this purpose, giving effect to payments in respect of taxes received by Holding under preceding clause (x)(B) and/or following clause (ii)) payable by or on behalf of Holding relating or allocable to its ownership interest in the Parent Borrower, Small FSHCo and such other assets) and (ii) to Holding, Investors and Investment Holdings all amounts due from the Parent Borrower to Holding, Investors and Investment Holdings, respectively, in accordance with the terms of the Tax Sharing Agreement (for the purposes of this subsection 8.7(c), the term “taxes” shall include additions to taxes and interest on and penalties with respect to taxes);”.

Section 8.7 of the Credit Agreement is hereby further amended by (x) deleting the word “and” appearing at the end of Section 8.7(d), (y) deleting the period appearing at the end of Section 8.7(e) and inserting a semicolon in lieu thereof and (z) inserting the following new clauses at the end of the said Section:

“(f) in addition to cash dividends, payments and distributions expressly permitted by this subsection 8.7, the Parent Borrower may make cash dividends, payments and distributions in an aggregate amount not to exceed $35,000,000 less any Investments made pursuant to subsection 8.9(q) and then outstanding;

(g) the Parent Borrower may pay or make any other dividend, payment or distribution in an amount not exceeding the Available Amount immediately prior to the time of the payment or making of such dividend, payment or distribution; provided that no Default or Event of Default has occurred and is continuing or would result therefrom; and

(h) the Parent Borrower may pay or make any other dividend, payment or distribution in an amount not exceeding the Available Excluded Contribution Amount immediately prior to the time of the payment or making of such dividend, payment or distribution.”

9.             Section 8.9 of the Credit Agreement is hereby amended by (w) deleting clause (p) in its entirety, (x) re-designating clause (q) as clause (p), (y) replacing the period at the end of new clause (p) with a semicolon and (z) inserting the following new clauses at the end of the said Section:

“(q) in addition to Investments otherwise expressly permitted by this subsection 8.9, investments by the Parent Borrower or any of its Subsidiaries in an aggregate amount outstanding at any time not to exceed $35,000,000 less the aggregate amount of dividends, payments and distributions made pursuant to subsection 8.9(f);

(r) any Investment in an amount that does not exceed the Available Amount immediately prior to the time of the making of such Investment; provided that no Default or Event of Default has occurred and is continuing or would result therefrom; and

(s) any Investment in an amount that does not exceed the Available Excluded Contribution Amount immediately prior to the time of the making of such Investment.”

10.           Section 11.1(d) of the Credit Agreement is hereby amended by deleting the text “Tranche B Term Loans or any then outstanding Replacement Term Loans” and inserting “Term Loans of any Tranche” in lieu thereof.

B.                                     Replacement Term Loans

1.             On the Third Amendment Effective Date, all outstanding Tranche B Euro Term Loans shall be refinanced, as described below and in accordance with Section 11.1(d) of the Credit Agreement, with Replacement Term Loans having the following terms: (i) the borrower of the Replacement Term Loans shall be the Parent Borrower, (ii) the Replacement Term Loans shall be Eurocurrency Loans that shall be made, and be denominated, in Euros in an aggregate principal amount equal to the aggregate principal amount of then outstanding Tranche

B Euro Term Loans, (iii) the Applicable Margin for the Replacement Term Loans shall be equal to 2.25% per annum, (iv) except as provided in the immediately preceding clause (iii), all other terms applicable to the Replacement Term Loans (including without limitation amortization and maturity) shall be the same as those that theretofore applied to the Tranche B Euro Term Loans (after giving effect to this Amendment) and (v) after the refinancing contemplated by this Part B.1. has occurred (and at all times after the Third Amendment Effective Date), the Replacement Term Loans made hereunder shall thereafter for all purposes of the Credit Agreement be referred to as (and constitute) “Tranche B Euro Term Loans”, with all provisions of the Credit Agreement and related Loan Documents applicable to Tranche B Euro Term Loans (and to Loans) to fully apply to said Replacement Term Loans (which shall thereafter be called (and constitute) “Tranche B Euro Term Loans” and shall constitute “Loans” under the Credit Agreement and for purposes of the Loan Documents); provided that, notwithstanding the foregoing provisions of this clause (v), the Replacement Term Loans made hereunder shall not constitute “Tranche B Euro Term Loans” with respect to provisions of the Credit Agreement that were applicable only on the Closing Date, including, the first and third sentences of Section 2.5(b), Section 2.6(a)(ii) (to the extent relating to the Closing Date or assignments effected before the Third Amendment Effective Date) and Section 2.7 of the Credit Agreement.

2.             The Administrative Agent has a schedule (the “Replacement Term Loan Commitment Schedule”) which sets forth, in Euros, the allocated commitments received by it (“Replacement Term Loan Commitments”) from various Lenders (including Persons which would become Lenders on the Third Amendment Effective Date) (each, a “Replacement Lender”) to make Replacement Term Loans on the Third Amendment Effective Date in accordance with the relevant provisions of this Amendment.  The Administrative Agent has notified each Replacement Lender of its allocated Replacement Term Loan Commitment, and each of the Replacement Lenders is listed as a signatory to this Amendment.  Upon the request of the Parent Borrower, the Administrative Agent shall furnish it a copy of the Replacement Term Loan Commitment Schedule.  On the Third Amendment Effective Date, all then outstanding Tranche B Euro Term Loans shall be refinanced in full as follows (and as described in following Part B.3.):

(i)            the aggregate principal amount of Tranche B Euro Term Loans of each Lender which does not have a Replacement Term Loan Commitment shall be repaid in full in cash (in Euros); and

(ii)           the aggregate principal amount of Tranche B Euro Term Loans of each Lender which has a Replacement Term Loan Commitment shall automatically be converted into Replacement Term Loans; provided that (x) if the Replacement Term Loan Commitment of the respective Lender exceeds the then outstanding principal amount of its Tranche B Euro Term Loans, such Lender shall lend cash in an amount equal to such difference as set forth in Part B.3. below and (y) if the Replacement Term Loan Commitment of the respective Lender is less than the aggregate principal amount of its then outstanding Tranche B Euro Term Loans, the principal amount of its then outstanding Tranche B Euro Term Loans shall be repaid in cash in Euros in an amount equal to such difference.

3.             On the Third Amendment Effective Date, each Lender with a Replacement Term Loan Commitment shall fund its Replacement Term Loans to the Parent

Borrower as Eurocurrency Loans in an aggregate principal amount equal to such Lender’s Replacement Term Loan Commitment as follows:

(i)            each Replacement Lender which has then outstanding Tranche B Euro Term Loans, shall fund its Replacement Term Loans by converting its then outstanding principal of Tranche B Euro Term Loans (up to the amount of its Replacement Term Loan Commitment) into Replacement Term Loans as (and to the extent) provided in Part B.2.(ii) above;

(ii)           each Replacement Lender which has then outstanding Tranche B Euro Term Loans and which has a Replacement Term Loan Commitment which exceeds the amount of its then outstanding Tranche B Euro Term Loans shall also fund an amount equal to such excess in Euros to the Parent Borrower; and

(iii)          each Replacement Lender which has no then outstanding Tranche B Euro Term Loans shall fund the full amount of its Replacement Term Loan Commitment in Euros to the Parent Borrower.

4.             The Parent Borrower shall give the Administrative Agent, for distribution to the Replacement Lenders and the Lenders of then outstanding Tranche B Euro Term Loans, written notice of the funding of the Replacement Term Loans at least one Business Day prior to the Third Amendment Effective Date, which notice shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be deemed to be both a notice of borrowing and, subject to Part B.7. below, of prepayment for purposes of Section 4.12 of the Credit Agreement.  All Interest Periods applicable to Tranche B Euro Term Loans shall continue in effect (for the same amount of principal of Replacement Term Loans) after the Third Amendment Effective Date and shall apply to the Replacement Term Loans made on the Third Amendment Effective Date (until such Interest Periods expire, at which time subsequent Interest Periods shall be determined in accordance with the provisions of Section 4.2 of the Credit Agreement).  The Replacement Term Loans of the various Replacement Lenders shall be allocated ratably to such Interest Periods (based upon the relative principal amounts subject thereto prior to the Third Amendment Effective Date), with the effect being that Tranche B Euro Term Loans which are converted hereunder shall continue to be subject to the same Interest Periods and any amounts funded in cash on the Third Amendment Effective Date shall be ratably allocated to the various Interest Periods as described above.  To the extent any Replacement Lender which is funding Replacement Term Loans in cash suffers any loss as a result of funding its Replacement Term Loans during an Interest Period rather than on the first day thereof (after taking such steps as may be reasonably available to it to mitigate or avoid such loss), it shall provide prompt notice thereof to the Parent Borrower through the Administrative Agent (certifying that it has suffered such a loss and the amount thereof, describing in reasonable detail the nature of such loss and the reasons therefor, and setting forth a reasonably detailed explanation of the calculation thereof) and the Parent Borrower shall promptly following receipt of such request reimburse it for such loss so sustained.

5.             Each Replacement Lender shall be required to execute and deliver a counterpart of this Amendment on or prior to the Third Amendment Effective Date, and any such Person which was not already a Lender under the Credit Agreement hereby agrees that it shall be party to the Credit Agreement (as amended from time to time) as a Lender as fully as if it were a

Lender originally party thereto, and agrees to furnish to the Administrative Agent from time to time following any request therefor all documentation required of Lenders party to the Credit Agreement on the Closing Date, as fully as if it were a party thereto on the Closing Date.

6.             The Parent Borrower hereby agrees that, upon request to the Administrative Agent by any Replacement Lender made on or prior to the Third Amendment Effective Date, in order to evidence such Replacement Lender’s Replacement Term Loans hereunder, the Parent Borrower will execute and deliver to such Replacement Lender a Tranche B Euro Term Note, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Replacement Lender and in a principal amount equal to the unpaid principal amount of the Replacement Loans made by such Replacement Lender to the Parent Borrower.  Each such Tranche B Euro Term Note shall (x) be dated the Closing Date, (y) be payable as provided in Section 2.6(b)(ii) of the Credit Agreement and (z) provide for the payment of interest in accordance with Section 4.1 of the Credit Agreement.  If any Replacement Lender which was already a Lender of Tranche B Euro Term Loans prior to the Third Amendment Effective Date requests a replacement Tranche B Euro Term Note hereunder, such Lender shall surrender the respective Tranche B Euro Term Note, if any, held by it.   Any Tranche B Euro Term Notes so surrendered shall be delivered to the Administrative Agent and returned by it to the Parent Borrower marked “cancelled.”  If a Replacement Lender was already a Lender of Tranche B Euro Term Loans prior to the Third Amendment Effective Date, and is a holder of a Tranche B Euro Term Note issued prior to the Third Amendment Effective Date evidencing same, such Tranche B Euro Term Note shall continue to evidence its outstanding Replacement Term Loans following the Third Amendment Effective Date unless replaced in accordance with the foregoing provisions, as and to the extent otherwise contemplated by the Credit Agreement (although if the respective Replacement Lender is making Replacement Term Loans in excess of the aggregate principal amount of such Tranche B Euro Term Note, it shall be entitled to receive a replacement Note in accordance with the preceding provisions).

7.             On the Third Amendment Effective Date, the Parent Borrower shall pay (a) in cash all interest accrued on the Tranche B Euro Term Loans through the Third Amendment Effective Date and (b) to each Tranche B Euro Term Lender that is not a Replacement Lender, and to each Replacement Lender to the extent such Lender is repaid cash pursuant to clause (y) in the proviso to Part B.2.(ii) above, any breakage loss or expenses due under Section 4.12 of the Credit Agreement (it being understood that existing Interest Periods of the Tranche B Euro Term Loans held by Replacement Lenders prior to the Third Amendment Effective Date shall continue on and after the Third Amendment Effective Date and shall accrue interest at the Applicable Margin in effect on and after the Third Amendment Effective Date).

8.             The Parent Borrower hereby further acknowledges and agrees that all indemnifications provided in the Credit Agreement and Loan Document which are applicable to Lenders shall continue to apply to the Lenders of Tranche B Euro Term Loans which are refinanced pursuant to this Amendment.

C.                                     Miscellaneous Provisions

1.             In order to induce the Lenders to enter into this Amendment, the Parent Borrower hereby represents and warrants to each of the Lenders that (i) all of the representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Third Amendment Effective Date, after giving effect to this Amendment (unless such representations and warranties relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) there exists no Default or Event of Default on the Third Amendment Effective Date, after giving effect to this Amendment.

2.             This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document.

3.             This Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A complete set of counterparts executed by all the parties hereto shall be lodged with the Parent Borrower and the Administrative Agent.

4.             THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

5.             This Amendment shall be effective on the date (the “Third Amendment Effective Date”) when (x) the Parent Borrower, the Required Lenders and each Replacement Lender (with Replacement Term Loan Commitments in aggregate principal amount equal to the then aggregate outstanding principal amount of Tranche B Euro Term Loans) shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (which delivery may be by way of telecopier or other electronic means) the same to the Administrative Agent and (y) the following actions shall have been or shall be taken to the reasonable satisfaction of the Administrative Agent (which shall promptly provide written acknowledgment to the Parent Borrower of the occurrence of the Third Amendment Effective Date):

(i)                                     the Administrative Agent shall have received the notice required by Part B.4. of this Amendment (with the number of days notice as specified therein having been provided);

(ii)                                  the Administrative Agent shall have received funds from the Parent Borrower in amounts sufficient to pay all amounts that it is aware are owing pursuant to Part B.7. hereof;

(iii)                               the occurrence of the refinancing transactions pursuant to Part B of this Amendment (although this item (iii) shall not excuse any Replacement Term Lender from funding its Replacement Term Loan Commitment hereunder so long as all other actions described herein have been taken);

(iv)                              the Administrative Agent shall have received from Debevoise & Plimpton LLP, special New York counsel to each of Holding, the Parent Borrower and certain of the other Loan Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Third Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent;

(v)                                 the Administrative Agent shall have received from George Van Kula, Esq., counsel to certain Loan Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Third Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)                              the Parent Borrower shall have paid to the Administrative Agent and the Lenders all reasonable fees, costs and expenses (including without limitation, legal fees and expenses) payable to the Administrative Agent and the Lenders to the extent then required under Section 11.5 of the Credit Agreement; and

(vii)                           the Administrative Agent shall have received an Acknowledgment and Confirmation executed by each of the Guarantors, in form and substance reasonably acceptable to the Administrative Agent.

6.             By executing and delivering a copy hereof, the Parent Borrower hereby agrees that all Loans (including, without limitation, the Replacement Term Loans made hereunder) shall be fully guaranteed and fully secured pursuant to the Guarantee and Collateral Agreement and the applicable Security Documents in accordance with the terms and provisions thereof.

7.             From and after the Third Amendment Effective Date, all references in the Credit Agreement and in the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

*      *      *

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of the date first above written.

VWR INTERNATIONAL, INC.

By:	/s/ George Van Kula
	Name:	George Van Kula
	Title:	Senior Vice President, General
Counsel and Secretary

DEUTSCHE BANK AG NEW YORK BRANCH, Individually and as Administrative Agent

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Scottye D Lindsey
	Name:	Scottye D Lindsey
	Title:	Director

BANK OF AMERICA, N.A.

By:	/s/ Alysa Trakas
	Name:	Alysa Trakas
	Title:	Vice President

BNP PARIBAS

By:	/s/ Gregg Bonardi
	Name:	Gregg Bonardi
	Title:	Director

By:	/s/ Ola Anderssen
	Name:	Ola Anderssen
	Title:	Director

BARCLAYS BANK PLC

By:	/s/ David Barton
	Name:	David Barton
	Title:	Associate Director

CITICORP NORTH AMERICA, INC.

By:	/s/ Cornelius Mahon
	Name:	Cornelius Mahon
	Title:	Vice President